EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Polly Schwerdt	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Reports Record Quarter; Revises Annual Guidance Upward

Cayman Islands/August 2, 2006/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended July 1, 2006.

Second Quarter 2006 Financial highlights:

•	Total revenue of $432.5 million, up 64% from $264.5 million in second quarter 2005
•	Automotive/Mobile segment revenue increased 153% to $255.4 million in second quarter 2006
•	Outdoor/Fitness segment revenue increased 24% to $71.1 million in second quarter 2006
•	Marine segment revenue decreased 3% to $50.1 million in second quarter 2006
•	Aviation segment revenue increased 3% to $55.9 million in second quarter 2006
•	All geographic areas experienced significant growth:
•	North America revenue was $232.6 million compared to $154.0 million, up 51 percent
•	Europe revenue was $177.8 million compared to $97.4 million, up 83 percent
•	Asia revenue was $22.1 million compared to $13.1 million, up 69 percent
•	Mix of revenue continues to shift, with revenue from Europe and revenue from our automotive/mobile segment continuing to become a larger piece of the total company.
•	Earnings per share increased 65% to $1.12 from $0.68 in 2005; excluding foreign exchange, EPS increased 59% to $1.10 from $0.69 in 2005.
•	Garmin shareholders approved a two-for-one stock split with an effective date of August 15, 2006. All per share amounts in this press release are on a pre-split basis, unless otherwise noted.

Year-to-Date 2006 Financial highlights:

•	Total revenue of $754.8 million, up 65% from $457.1 million in the first half of 2005
•	Automotive/Mobile segment revenue increased 182% to $406.1 million in the first half of 2006
•	Outdoor/Fitness segment revenue increased 22% to $134.8 million in the first half of 2006
•	Marine segment revenue increased 7% to $100.8 million in the first half of 2006
•	Aviation segment revenue increased 3% to $113.1 million in the first half of 2006
•	All geographic areas experienced significant growth:
•	North America revenue was $435.3 million compared to $286.7 million, up 52 percent
•	Europe revenue was $279.7 million compared to $147.7 million, up 89 percent
•	Asia revenue was $39.8 million compared to $22.8 million, up 75 percent
•	Earnings per share increased 74% to $1.93 from $1.11 in the first half of 2005; excluding foreign exchange, EPS increased 62% to $1.96 from $1.21 in 2005

Business highlights:

•	Strong sales in automotive/mobile and outdoor/fitness segments, putting them on track to meet or exceed full year guidance.
•	1,281,000 units sold in the second quarter of 2006, up 81% from the same quarter in 2005.
•	Delivered 15 new products in the quarter, with many new products to enhance our positions in the automotive and marine markets.
•	Completed facilities upgrades, began production, and preparing to add additional manufacturing lines at our new Taiwan manufacturing facility.
•	Expanded advertising campaign in the U.S. strengthened our leadership position in the face of growing competition, as demonstrated by our greater than 50% market share.
•
Continued to devote more resources to advertising, marketing, and sales activities across Europe, which resulted in greater brand awareness and strong growth, particularly for portable navigation devices (PND’s).

•	Experienced strong and growing interest in our GPS-based Edge and Forerunner fitness lines and outdoor units with expandable memory, which drove higher than expected growth for this segment.
•	Initial positive response to our new marine segment product offerings was somewhat dampened during the quarter by poor weather conditions and higher fuel prices experienced by our marine customers.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The second quarter was another exciting quarter for Garmin. We are pleased to have delivered 15 exciting and innovative new products. These products, which include many automotive/mobile and marine products, have been well received by the market. We continue to experience strong sales of both new and existing automotive/mobile products, and look forward to additional new product introductions - particularly in the automotive/mobile and aviation segments - scheduled for delivery in the second half of 2006.

We continued to experience triple digit growth in our automotive/mobile segment, which demonstrates that our products continue to be well-positioned to take advantage of the growing demand for portable navigation devices both in the U.S. and in Europe. Through continuous innovation, we work to broaden and deepen our automotive/mobile product offerings to provide compelling, competitive features and attractive content integrated into easy-to-use products like the popular nüviTM and c-series. We have the focus and commitment to continue our leadership position in the rapidly expanding U.S. automotive market through 2006 and continue to grow our European brand awareness and market share as well.

Our outdoor/fitness segment grew faster than expected during the quarter as response to our new Edge and ForeRunner products remained very positive. Solid growth in both our automotive/mobile and outdoor/fitness segments has positioned us to exceed our earlier 2006 guidance for these segments.

Response to our new marine product offerings has been very positive, although success in this segment has been somewhat dampened by poor weather and higher fuel prices experienced by our marine customers during the typically strong marine buying season. We continue to believe the marine segment is well-positioned to meet our 2006 guidance for this segment.

We remain very optimistic with the long-term opportunities we see in our aviation business, and were pleased to announce several exciting new general aviation product offerings at the opening of the Oshkosh Air Show in late July. However, the delay of certain OEM programs and the delay in some of our aviation product introductions will result in softer results for this segment in 2006. With these factors in mind, we have revised our 2006 guidance for this segment accordingly.

We continue to expand and develop our worldwide marketing and sales efforts as we pursue our growth goals. We are pleased to have significant market share in the U.S. and continue to work to enhance brand recognition and product placement at U.S. retailers. We have established strong presence in certain European countries, and are working hard to continue to improve our market position and enhance our brand visibility in the rest of Europe.

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are very pleased with our financial results for the second quarter and the first half of 2006,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the quarter grew 64% and 65% respectively, and grew 65% and 73% respectively during the first half of 2006, exceeding our expectations. Automotive/mobile segment quarterly revenues increased over one and a half times compared to the prior year, and over 180% year-to-date. New product introductions in early 2006 drove strong sales for our outdoor/fitness segment, with increases of 24% for the quarter and 22% year-to-date. Marine revenues grew 7% year-to-date in the soft marine retail environment, and aviation revenues were up 3% year-to-date in comparison to last year, in the face of challenging year-over-year comparisons and certain OEM program and new product delays.

Gross margin and operating margin improved in our outdoor/fitness and marine segments and declined in our automotive/mobile and aviation segments when compared with the year-ago quarter. Total operating margin of 31.1% for the second quarter of 2006 held steady at the Q1 2006 level, and fell 260 basis points compared to the year-ago quarter. These results were in line with our expectations.

We also generated $64.4 million of free cash flow in the second quarter of 2006, resulting in a cash and marketable securities balance of $830.3 million at the end of the quarter.”

Fiscal 2006 Outlook

We remain optimistic about the future success of our business as we continue to bring new products to the market and we look forward to the second half of 2006 and the holiday selling season. General business expectations for fiscal 2006 are updated as follows:

•
We anticipate overall revenue to exceed $1.6 billion in 2006, and earnings per share to exceed $3.90. We assume our 2006 effective tax rate will be approximately 16% and estimate an earnings per share impact of $0.08 in 2006 due to the effects of implementing FAS123(R).

•
We anticipate revenue growth rates within our outdoor/fitness, marine, and aviation segments to be 20 percent, 10 percent, and 10 percent, respectively, in 2006. We expect short-term margins within these segments to be relatively stable despite the possibility of quarter-to-quarter variability due to product mix and the timing of new product introductions.

•	We anticipate automotive/mobile revenue growth of greater than 125 percent in 2006, with declining operating margins due to product mix and a continued transition toward mass market levels.
•
We continue to look forward to introducing over 70 new products in 2006. Nearly 50 new products have already been delivered in the first half of 2006 in preparation for upcoming fall deliveries and the holiday season.

•
We will continue to increase the production capacity of our new Taiwan manufacturing facility throughout the remainder of 2006 to support strong growth within our automotive/mobile, outdoor/fitness, and marine segments.

•
Increased focus on the development of European opportunities; growth will be supported with the acquisition of a larger European headquarters and distribution center and continued focus and commitment of resources to build and enhance awareness of the Garmin brand.

Two-for-One Stock Split Approved

Garmin shareholders approved the proposed two-for-one split of Garmin’s Common Shares at a Special Shareholders Meeting on July 21, 2006. As previously announced, the stock split record date is August 2, 2006 and the subdivision of each outstanding Common Share of a par value of $0.01 each into two Common Shares of a par value of $0.005 each will be effective August 15, 2006. The Garmin Board of Directors also previously approved a post-stock split annual cash dividend of $0.50 per share payable to shareholders of record on December 1, 2006. This dividend will be paid on December 15, 2006.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency
Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005

Net Income (GAAP)	$123,286	$74,194	$210,800	$121,595
Foreign currency (gain) / loss, net of tax effects	($2,499)	$1,182	$3,793	$10,159
Net income, excluding FX	$120,787	$75,376	$214,593	$131,754

Net income per share (GAAP):
Basic	$1.14	$0.68	$1.95	$1.12
Diluted	$1.12	$0.68	$1.93	$1.11

Net income per share, excluding FX:
Basic	$1.11	$0.70	$1.98	$1.22
Diluted	$1.10	$0.69	$1.96	$1.21

Weighted average common shares outstanding:
Basic	108,409	108,368	108,297	108,347
Diluted	109,672	109,143	109,434	109,247

Free cash flow
Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended		26-Weeks Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005

Net cash provided by operating activities	$76,159	$46,561	$132,376	$89,407
Less: purchases of property and equipment	($11,743)	($4,001)	($26,612)	($15,779)
Free Cash Flow	$64,416	$42,560	$105,764	$73,628

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 2, 2006 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 2689627. An archive of the live webcast will be available until August 30, 2006 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2006, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2006 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2005 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and Forerunner are registered trademarks, and nüvi and Edge are trademarks, of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005

Net sales	$432,468	$264,497	$754,779	$457,148

Cost of goods sold	216,184	124,516	375,706	213,969

Gross profit	216,284	139,981	379,073	243,179

Selling, general and administrative expenses	54,915	33,093	92,678	53,611
Research and development expense	26,793	17,818	51,707	34,746
	81,708	50,911	144,385	88,357

Operating income	134,576	89,070	234,688	154,822

Other income (expense):
Interest income	8,538	4,487	15,843	8,389
Interest expense	(5)	(41)	(12)	(44)
Foreign currency	2,958	(1,467)	(4,488)	(12,604)
Other	(167)	3	3,437	299
	11,324	2,982	14,780	(3,960)

Income before income taxes	145,900	92,052	249,468	150,862

Income tax provision	22,614	17,858	38,668	29,267

Net income	$123,286	$74,194	$210,800	$121,595

Net income per share:
Basic	$1.14	$0.68	$1.95	$1.12
Diluted	$1.12	$0.68	$1.93	$1.11

Weighted average common shares outstanding:
Basic	108,409	108,368	108,297	108,347
Diluted	109,672	109,143	109,434	109,247

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	July 1, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$373,944	$334,352
Marketable securities	46,805	32,050
Accounts receivable, net	295,795	170,997
Inventories	227,912	199,841
Deferred income taxes	45,049	29,615
Prepaid expenses and other current assets	34,358	34,312

Total current assets	1,023,863	801,167

Property and equipment, net	195,383	179,173

Marketable securities	408,145	344,673
Restricted cash	1,449	1,356
Licensing agreements, net	3,838	6,517
Other assets, net	29,179	29,349

Total assets	$1,661,857	$1,362,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$89,635	$76,516
Salaries and benefits payable	17,782	13,005
Warranty reserve	24,906	18,817
Other accrued expenses	69,630	23,993
Income taxes payable	63,298	63,154
Dividend payable	108,389	0

Total current liabilities	373,640	195,485

Deferred income taxes	11,350	9,486

Stockholders' equity:
Common stock	1,085	1,081
Additional paid-in capital	117,465	96,242
Retained earnings	1,174,866	1,072,454
Accumulated other comprehensive gain	(16,549)	(12,513)

Total stockholders' equity	1,276,867	1,157,264
Total liabilities and stockholders' equity	$1,661,857	$1,362,235

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	26-Weeks Ended

	July 1, 2006	June 25, 2005
Operating Activities:
Net income	$210,800	$121,595
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	10,211	8,812
Amortization	17,055	16,133
Loss (gain) on sale of property and equipment	191	(138)
Provision for doubtful accounts	2,038	618
Deferred income taxes	(13,478)	(4,087)
Foreign currency transaction gains/losses	2,392	19,245
Provision for obsolete and slow moving inventories	9,336	7,053
Stock compensation expense	4,759	-
Realized gains on marketable securities	(3,852)	-
Changes in operating assets and liabilities:
Accounts receivable	(126,836)	(44,937)
Inventories	(37,408)	(10,282)
Other current assets	(11,135)	1,012
Accounts payable	13,119	(3,803)
Other current liabilities	56,503	(3,639)
Income taxes	143	(15,725)
Purchase of licenses	(1,462)	(2,450)
Net cash provided by operating activities	132,376	89,407

Investing activities:
Purchases of property and equipment	(26,612)	(15,779)
Purchase of intangible assets	(1,115)	(224)
Purchase of marketable securities	(231,870)	(169,138)
Redemption of marketable securities	150,222	155,052
Change in restricted cash	(92)	21
Proceeds from sale of property and equipment		-
Net cash used in investing activities	(109,467)	(30,068)

Financing activities:
Proceeds from issuance of common stock	9,479	2,459
Stock repurchase	-	(11,962)
Tax benefit related to stock option exercise	6,988	-
Net cash provided (used in) financing activities	16,467	(9,503)

Effect of exchange rate changes on cash and cash equivalents	216	488

Net increase in cash and cash equivalents	39,592	50,324
Cash and cash equivalents at beginning of period	334,352	249,909
Cash and cash equivalents at end of period	$373,944	$300,233

Garming Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments

	Outdoor/ Fitness	Marine	Auto/ Mobile	Aviation	Total

13-Weeks Ended July 1, 2006

Net sales	$71,115	$50,115	$255,387	$55,851	$432,468
Gross profit	$42,469	$29,823	$107,061	$36,931	$216,284
Operating income	$31,617	$21,146	$59,974	$21,839	$134,576

13-Weeks Ended June 25, 2005

Net sales	$57,380	$51,901	$100,985	$54,231	$264,497
Gross profit	$30,219	$27,609	$45,746	$36,407	$139,981
Operating income	$21,677	$18,526	$26,381	$22,486	$89,070

26-Weeks Ended July 1, 2006

Net sales	$134,761	$100,818	$406,116	$113,084	$754,779
Gross profit	$78,812	$57,839	$170,147	$72,275	$379,073
Operating income	$56,298	$40,059	$96,264	$42,067	$234,688

26-Weeks Ended June 25, 2005

Net sales	$110,038	$93,888	$143,815	$109,407	$457,148
Gross profit	$57,722	$47,247	$65,109	$73,101	$243,179
Operating income	$40,145	$30,934	$38,249	$45,494	$154,822